UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 8, 2014

MEDICINOVA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33185	33-0927979
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4275 Executive Square, Suite 650

La Jolla, CA 92037

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (858) 373-1500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 8, 2014, the Board of Directors (the “Board”) of MediciNova, Inc. (the “Company”) approved a new form of Severance Protection Agreement (the “Agreement”) to be entered into with certain of the Company’s executive officers to provide benefits in the event such executive’s employment is terminated as a result of, or in connection with, a Change in Control (as defined below) of the Company. On or about July 9, 2014, the Company entered into an Agreement with each of the following executive officers: Yuichi Iwaki, M.D., Ph.D., President and Chief Executive Officer; Masatsune Okajima, Vice President and Head of Japanese Office; Kazuko Matsuda, M.D., Ph.D., MPH, Chief Medical Officer; and Geoffrey O’Brien, Vice President.

Pursuant to the Agreement, if the executive’s employment is terminated within 12 months following a Change in Control (i) by the Company for “cause” or disability, (ii) by reason of the executive’s death or (iii) by the executive other than for “good reason,” the executive will be entitled to accrued compensation and, if such termination is other than by the Company for “cause,” a pro rata bonus, payable in the form of a single lump sum cash payment within five days following termination of employment.

If the executive’s employment is terminated by the Company or by the executive for any reason other than the reasons specified above within 30 days immediately preceding a Change in Control or 12 months following a Change in Control, or if, within the 30 days immediately preceding a Change in Control there is a material adverse change in the executive’s status, position or responsibilities and the executive is subsequently terminated within the 24 months following a Change in Control, then the executive will be entitled to accrued compensation and a pro rata bonus, payable in the form of a single lump sum cash payment five days following termination of employment. In addition, upon execution and delivery of a release and waiver of claims, (a) the executive will be entitled to a cash payment equal to two times the sum of such executive’s “base salary amount” and “bonus amount,” plus the estimated premium costs of continued life insurance and disability benefits over an 18-month period, payable in a single lump sum cash payment on the 60th day following such termination of employment, and (b) the Company will pay the cost of medical, dental and vision continuation coverage under COBRA for the executive and any eligible dependents covered under the Company’s health care plans for an 18-month period following termination of employment. The Company will also provide the executive with reasonable outplacement services for the earlier of 12 months or until the executive accepts another offer of employment. In addition, vesting with respect to any unvested equity-based compensation awards will accelerate and the executive will vest in full.

As used in the Agreement, a Change in Control generally means (i) an acquisition of 40% or more of the Company’s outstanding voting securities, (ii) a change in a majority of the members of the Company’s Board of Directors in office as of January 1, 2014, (iii) a merger, substantial asset sale or similar transaction resulting in current stockholders owning 50% or less of the common stock and voting securities of the Company or entity resulting from such transaction or (iv) approval by the Company’s stockholders of a complete liquidation or dissolution.

Any payments or benefits provided by the Company to the executive pursuant to the Agreement will be made in compliance with Internal Revenue Code Section 409A. If an excise tax would be imposed under the Internal Revenue Code on the payments or benefits payable to the executive pursuant to the Agreement, such payments or benefits will be reduced to the extent necessary to avoid payment of excise tax.

Each Agreement expires on December 31, 2014; however, each Agreement will automatically renew for additional one-year periods unless either party provides written notice of non-renewal by October 1 of such year.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 8.01.	Other Events.

On July 8, 2014, the Board of Directors of the Company reconstituted its Board committees as follows:

Audit Committee	Compensation Committee
Jeff Himawan, Ph.D.	Jeff Himawan, Ph.D.
Yoshio Ishizaka (chair)	Yoshio Ishizaka
Yutaka Kobayashi	Yutaka Kobayashi
Hiroaki Shigeta	Hiroaki Shigeta (chair)

Nominating and Corporate
Governance Committee
Yoshi Ishizaka
Yutaka Kobayashi (chair)
Hiroaki Shigeta

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Form of Severance Protection Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDICINOVA, INC.

Dated: July 11, 2014	By:	/s/ Yuichi Iwaki
Yuichi Iwaki, M.D., Ph.D.
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Severance Protection Agreement.